Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PepsiAmericas, Inc.:

We consent to the incorporation by reference in the PepsiCo, Inc. Registration Statement on Form S-3 (No. 333-154314) of our report dated March 3, 2009, except for Notes 1, 3, 7, 21, 23 and 25, which are as of September 17, 2009, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2008 and 2007, and the related consolidated statements of income, equity, comprehensive (loss) income and cash flows for each of the fiscal years 2008, 2007 and 2006, incorporated by reference in the current report on Form 8-K of PepsiCo, Inc. dated January 11, 2010 and to the reference to our firm as “Experts” in the prospectus supplement.

Our report dated March 3, 2009, except for Notes 1, 3, 7, 21, 23 and 25, which are as of September 17, 2009, includes an explanatory paragraph referring to the adoption of the presentation and disclosure requirements of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” for all periods presented.

/s/ KPMG LLP

Minneapolis, Minnesota
January 8, 2010